Exhibit 99.1

NEWS RELEASE For release at 4:00 p.m. EDT, 4/19/10 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax: (715) 424-3414 Email: pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces First Quarter, 2010 Results

WISCONSIN RAPIDS, WI — April 19, 2010 — Renaissance Learning™, Inc. (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math, and writing for pre-K-12 schools and districts, today announced financial results for the quarter ended March 31, 2010. Revenues for the first quarter of 2010 were $32.2 million, an increase of 11.6% from first quarter 2009 revenues of $28.9 million. Net income was $5.8 million, or $0.20 per share, an increase of 48% from first quarter 2009 income of $3.9 million or $0.13 per share for the first quarter last year. First quarter 2010 net income included a tax benefit resulting from an audit settlement with the state of Wisconsin of $1.1 million, or $0.04 per share.

“We are pleased to report strong financial results again this quarter,” commented Terrance D. Paul, Chief Executive Officer.  “In addition to good revenue and income growth, cash flow was strong and first quarter orders grew by 23%.  While order growth benefited from one large district order this quarter, even without that order, the underlying order growth rate was strong at about 9%.

“Other key metrics continued their momentum as well.  We added more than 700 Accelerated Reader Enterprise schools in the quarter and the recent price decrease for our hardware products helped us achieve good unit growth,” continued Paul.  “While we are pleased with these results, we remain cautious about the weak state revenue situation and its implications on school funding for the 2011 and 2012 school years.”

Renaissance Learning added approximately 500 new customer schools during the quarter, bringing total schools worldwide that are actively using the Company’s products to over 72,000. Of these, more than 31,000 are actively using at least one product running on the Renaissance Place platform.

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The Company will hold a conference call at 5:00 p.m. EDT today to discuss its financial results, quarterly highlights, and business outlook. The teleconference may be accessed in listen-only mode by dialing 877-869-3847 at 5:00 p.m. EDT. Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on April 19, 2010 at 8:00 p.m. through April 26, 2010 at 11:59 p.m. The replay dial-in is 877-660-6853. The conference account number to access the replay is 350 and replay ID number is 347801.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 72,000 schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding management’s expectations for future periods.  These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the failure of AR and AM Enterprise and NEO orders to achieve expected growth targets, a decline in quiz sales that exceeds forecasts, risks associated with the implementation of the Company’s growth initiatives, dependence on educational institutions and government funding, our ability to successfully implement cost savings measures and achieve cost reductions, and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2009 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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RENAISSANCE LEARNING™, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months
	Ended March 31,
	2010	2009

Net sales:
Products	$ 21,839	$ 20,661
Services	10,384	8,209
Total net sales	32,223	28,870

Cost of sales:
Products	3,498	2,996
Services	3,491	2,906
Total cost of sales	6,989	5,902

Gross profit	25,234	22,968

Operating expenses:
Product development	4,099	4,451
Selling and marketing	10,345	8,921
General and administrative	3,401	3,463

Total operating expenses	17,845	16,835

Operating income	7,389	6,133

Other income, net	239	148

Income before income taxes	7,628	6,281

Income taxes	1,845	2,374

Net income	$ 5,783	$ 3,907

Income per share:
Basic and Diluted	$ 0.20	$ 0.13

Weighted average shares outstanding:
Basic	29,289,258	29,100,186
Diluted	29,289,865	29,100,186

RENAISSANCE LEARNING™, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

(unaudited)

	March 31,	December 31,
	2010	2009

ASSETS:
Current assets:
Cash and cash equivalents	$ 40,317	$ 36,207
Investment securities	4,092	3,278
Accounts receivable, net	8,914	10,535
Inventories	3,142	4,290
Prepaid expenses	2,002	1,962
Income taxes receivable	1,584	3,679
Deferred tax asset	3,828	3,827
Other current assets	591	629
Total current assets	64,470	64,407

Investment securities	3,010	4,650
Property, plant and equipment, net	6,741	6,848
Goodwill	2,843	2,827
Other non-current assets	4,017	4,534

Total assets	$ 81,081	$ 83,266

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,410	$ 921
Deferred revenue	45,306	54,224
Payroll and employee benefits	7,944	5,404
Other current liabilities	2,686	2,648
Total current liabilities	57,346	63,197

Deferred revenue	5,707	5,262
Deferred compensation and other employee benefits	1,971	1,871
Income taxes payable	3,765	4,801
Other non-current liabilities	147	184
Total liabilities	68,936	75,315

Total shareholders' equity	12,145	7,951

Total liabilities and shareholders' equity	$ 81,081	$ 83,266